                                                                      Exhibit 12

            The Washington Post Company and Consolidated Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                       Thirty-Nine Weeks Ended                                       Fiscal Year Ended
                  --------------------------------    ----------------------------------------------------------------------------
                    September 27,   September 28,      December 28,     December 29,    December 31,       January 1,   January 2,
                        1998            1997               1997              1996           1995             1995         1994
                  ---------------  --------------     -------------    --------------  -------------    -------------  -----------
Earnings:
   Income from
   continuing
   operations
   before income
   taxes and
   cumulative
   effect of
   change in
   accounting
   principle         $569,004       $314,012           $463,074          $360,217       $311,396          $286,922       $263,467

Adjustments:

Fixed charges,
   as below            19,443          9,524             12,562            10,947         13,233            13,123         12,383

Interest
   capitalized        (4,300)              -              (450)                 -              -                 -              -

Preferred
   stock
   dividend
   requirements,
   adjusted to a
   pre-tax
   equivalent
   basis              (1,567)        (1,593)            (1,593)           (1,133)              -                 -              -

Equity in
   (income)
   losses of
   less than
   50 percent
   owned
   entities           (2,387)        (8,497)           (10,512)          (19,702)       (24,512)           (7,325)          1,994

                                                                               2

                     Thirty-Nine Weeks Ended                         Fiscal Year Ended
                    --------------------------   -----------------------------------------------------------------
                    September 27, September 28,  December 28,  December 29, December 31, January 1,    January 2,
                        1998         1997           1997          1996         1995         1995          1994
                    ------------  -----------    ----------    ----------   ----------   ----------  -------------
Dividends from
   less than
   50 percent
   owned
   entities                  662        1,947         3,584         3,403        3,197        2,992          2,742
                    ------------  -----------    ----------    ----------   ----------   ----------  -------------
Earnings as
   adjusted             $580,855     $315,393      $466,665      $353,732     $303,314     $295,712       $280,586
                    ============  ===========    ==========    ==========   ==========   ==========  =============
Fixed charges:

Interest
   expense and
   amortization
   of deferred
   financing
   costs,
   expensed or
   capitalized            $9,121         $505        $1,702        $1,514       $5,600       $5,590         $4,983

Portion of rent
   expense
   representative
   of the
   interest
   factor                  8,755        7,425         9,267         8,300        7,633        7,533          7,400

Preferred stock
   dividend
   requirements,
   adjusted to a
   pre-tax
   equivalent
   basis                   1,567        1,593         1,593         1,133          -            -              -

Total fixed
   charges               $19,443       $9,523       $12,562       $10,947      $13,233      $13,123        $12,383
                    ============  ===========    ==========    ==========   ==========   ==========  =============


                             Thirty-Nine Weeks Ended                                 Fiscal Year Ended
                           ----------------------------      -----------------------------------------------------------------
                           September 27,   September 28,     December 28,   December 29,  December 31,  January 1,   January 2,
                               1998            1997             1997           1996          1995          1995          1994
                           -----------     ------------      -----------    -----------   ------------  ----------   ---------
Ratio of
   earnings to
   fixed charges             29.9(a)         33.1(b)           37.2(c)         32.3          22.9         22.5         22.7(d)
                           =========       =========          ========       ======        ======       ======       =========


--------------------

a- For the thirty-nine weeks ended September 27, 1998, the Company's pre-tax income included non-recurring gains of approximately $308.5 million arising from the disposition of the Company's investment interests in Cowles Media Company and Junglee Corporation and the sale of the assets of 14 small cable television systems. Excluding these gains, the ratio of earnings to fixed charges would have been 14.0.

b- For the thirty-nine weeks ended September 28, 1997, pre-tax income included a non-recurring gain of approximately $24.8 million resulting from the sale of the assets of the Company's PASS Sports subsidiary. Excluding this gain, the ratio would have been 30.5.

c- For the fiscal year ended December 28, 1997, pre-tax income included non-recurring gains of approximately $71.1 million resulting from the sale of the assets of the Company's PASS Sports subsidiary and the Company's investment interests in Bear Island Paper Company, L.P. and Bear Island Timberlands Company, L.P. Excluding these gains, the ratio would have been 31.5.

d- For the fiscal year ended January 2, 1994, pre-tax income includes a non-recurring gain of approximately $20.5 million arising from the sale of the Company's cable franchises in the United Kingdom. Excluding this gain, the ratio would have been 21.0.